UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 7, 2010

KH FUNDING COMPANY
(Exact name of registrant as specified in its charter)

Maryland	333-106501	52-1886133
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

10801 Lockwood Drive, Suite 370, Silver Spring, Maryland 20901
(Address of principal executive offices) (Zip Code)

(301) 592-8100
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.02	Results of Operations and Financial Condition.

The information required by this Item is contained in Item 8.01 of this report and incorporated herein by reference.

Item 8.01	Other Events.

As previously reported, KH Funding Company (the “Company”) received notice on December 21, 2009 from Wells Fargo Bank (the “Trustee”), the trustee under the Company’s Indenture dated August 2, 2004, as amended and supplemented to date( the “Indenture”), that the Trustee intended to provide written notice (the “Trustee Notice”) to all holders (“Holders”) of the Company’s outstanding Series 3 Senior Secured Notes (the “Series 3 Notes”) and Series 4 Subordinated Unsecured Notes (together with the Series 3 Notes, the “Notes”) that an Event of Default (as defined in the Indenture) existed under the Indenture because of the Company’s failure to timely make principal and interest payments under approximately $4.53 million in Notes.  This amount represents approximately 11.04% of all Notes currently outstanding ($39.86 million).

The Trustee also noted, however, that the Trustee Notice would not be required if the Company were able to obtain written waivers of the Event of Default from 100% of the Holders with respect to whom the Company is in default (the “Affected Holders”).  The Company requested such waivers on December 23, 2009.

As of January 7, 2010, the aggregate amount of Notes with respect to which the Company either was current in its payment obligations or had obtained waivers of the Event of Default was approximately $38.68 million, or 97.14% of all outstanding Notes, and the aggregate amount of Notes with respect to which the Company was in default was $1.18 million, or 2.86% of all outstanding Notes.  Because of the continuing default, the Trustee notified the Company that it had mailed the Trustee Notice to all Holders on January 7, 2010.

The Trustee has asked the Company to cease making any payments, from any source, to any Holder until either the Event of Default is cured or the Company obtains waivers from 100% of the Affected Holders.  The Company intends to continue its efforts to obtain written waivers from the remaining Affected Holders, as well as to otherwise pursue a cure of the Event of Default, so that it can re-commence payments under its Notes.

The consequences and risks associated with an uncured Event of Default due to non-payment of principal or interest are summarized in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as updated by the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

In an effort to remedy the Event of Default, the Company continues to pursue its previously disclosed efforts to aggressively market and sell Other Real Estate Owned held for sale (“OREO”), which had a carrying value of approximately $5.81 million as of September 30, 2009, as well as certain other assets.  The Company believes that it should be able to sell enough of its OREO over the next 30 to 60 days to satisfy its obligations to Affected Holders.  There can be no assurance, however, that the Company’s efforts will be successful or, even if successful, that the Company will not require additional funds to pay future redemption requests or maturities as they come due.

Portions of this Item 8.01, including, without limitation, the discussion in the preceding paragraph regarding the Company’s strategy for curing the Event of Default, contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “should”, “expects”, “anticipates”, “plans”, “believes”, “intends”, “estimates”, and variations of such words and similar expressions. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict.  Therefore, actual results may differ materially from what is indicated in forward-looking statements due to a variety of factors.  These risks and uncertainties are described in detail in the periodic reports that the Company files with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date of this report.  Except as required by law, the Company assumes no obligation to update any forward looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KH FUNDING COMPANY

Dated: January 8, 2010	By:	/s/ Robert L. Harris
Robert L. Harris
President